Exhibit 5.1

November 23, 2007

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

Re:	Registration Statement on Form S-8 of Headwaters Incorporated

Ladies and Gentlemen:

I have acted as counsel for Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 750,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Plan”).

I have reviewed and am familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Harlan M. Hatfield
Harlan M. Hatfield
General Counsel